Exhibit 99.1

Stacey D. Stewart Elected to Hologic Board of Directors

MARLBOROUGH, Mass.--(BUSINESS WIRE)--December 9, 2022--Hologic, Inc. (Nasdaq: HOLX) announced today that Stacey D. Stewart has been elected to the Company’s Board of Directors, effective January 2, 2023. Ms. Stewart was also appointed to the Audit and Finance Committee effective January 2, 2023.

Ms. Stewart has served as President and CEO of March of Dimes Inc., a leading non-profit organization, since November 2016. As previously announced, Ms. Stewart is expected to step down from March of Dimes at the end of this calendar year. Prior to March of Dimes, Ms. Stewart served in a variety of executive positions, from June 2009 to November 2016, including U.S. President of operations and executive vice president for Community Impact Leadership and Learning at United Way Worldwide, the world's largest charitable organization.

“It is a pleasure to welcome Stacey to our Board,” said Steve MacMillan, Hologic’s Chairman, President and Chief Executive Officer. “With her experience leading purpose-driven organizations and extensive background in finance, she brings additional depth to the operational expertise of our Board, along with valuable knowledge and perspective on healthcare, policy, and health equity.”

Ms. Stewart holds a Bachelor of Arts in economics from Georgetown University and a Master of Business Administration from the University of Michigan.

About Hologic, Inc.

Hologic, Inc. is an innovative medical technology company primarily focused on improving women's health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Forward Looking Statements

This press release contains forward-looking information that involves risks and uncertainties, including statements about the Company's plans, objectives, expectations and intentions, and statements regarding the Company's Board of Directors. These forward-looking statements are based on assumptions made by the Company as of this date and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks include, but are not limited to, the risk that the Company may not be able to attract and retain qualified Board members or executives. These risks are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented here to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

SOURCE: Hologic, Inc.

Contacts

Investor Contact:
Ryan Simon
+1 858.410.8514
ryan.simon@hologic.com

Media Contact:
Jane Mazur
+1 508.263.8764
jane.mazur@hologic.com